Exhibit 99.1


[FINANCIAL                              RE: LEXINGTON CORPORATE PROPERTIES TRUST
RELATIONS BOARD LOGO]     [NEWS LOGO]                             ONE PENN PLAZA
                                                                      SUITE 4015
                                                              NEW YORK, NY 10119

FOR FURTHER INFORMATION:

AT THE COMPANY:                     AT FINANCIAL RELATIONS BOARD:
Patrick Carroll                     Diane Hettwer               Tim Grace
Chief Financial Officer             Analyst Inquiries           Media Inquiries
(212) 692-7200                      (312) 640-6760              (312) 640-6667

FOR IMMEDIATE RELEASE
Wednesday, December 29, 2004

                 LEXINGTON CORPORATE PROPERTIES TRUST ANNOUNCES
                        EXERCISE OF OVER-ALLOTMENT OPTION


New York, NY - December 29, 2004 - Lexington Corporate Properties Trust (NYSE:LXP) ("Lexington"), a real estate investment trust, today announced that Bear, Stearns & Co. Inc., the underwriter of its recent public offering of 6.50% Series C Cumulative Convertible Preferred Stock (the "Series C Preferred Shares"), has exercised, in full, its over-allotment option and is expected to purchase an additional 400,000 Series C Preferred Shares, with net proceeds to Lexington of $48.6875 per Series C Preferred Share. After giving effect to the sale of the over-allotment preferred shares, a total of 3,100,000 Series C Preferred Shares were offered and sold in the offering. The offering is being made pursuant to an effective shelf registration statement. The net proceeds will be used to fund property acquisitions and for other general business purposes.

This press release shall not constitute an offer to sell nor a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

A prospectus supplement related to this offering may be obtained from:
Bear, Stearns & Co. Inc.
383 Madison Avenue
New York, New York 10179
Attention: Prospectus Department

About Lexington

Lexington is a real estate investment trust that owns and manages office, industrial and retail properties net-leased to major corporations throughout the United States and provides investment advisory and asset management services to investors in the net lease area. Lexington common shares closed Wednesday, December 29, 2004, at $22.50 per share. Lexington presently pays an annualized dividend of $1.40 per share. Additional information about Lexington is available at www.lxp.com

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Lexington Corporate Properties Trust
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This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under Lexington's control which may cause actual results, performance or achievements of Lexington to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, (i) supply and demand for properties in our current and proposed market areas, and (ii) those other factors and risks detailed in Lexington's periodic filings with the Securities and Exchange Commission. Forward-looking statements, which are based on certain assumptions and describe Lexington's future plans, strategies and expectations, are generally identifiable by use of the words "plans," "believes," "expects," "intends," "anticipates," "estimates," "projects" or similar expressions. Lexington undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the occurrence of unanticipated events. Accordingly, there is no assurance that Lexington's expectations will be realized.


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